UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934

_______________________

ORIGINAL SOURCE MUSIC, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-8594615
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8201 South Santa Fe Drive #229 Littleton, CO	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 495-3728

Securities to be registered under Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Act:

Common Stock, par value $0.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

ORIGINAL SOURCE MUSIC, INC.

The registrant is furnishing this registration statement with respect to its outstanding shares of common stock, $0.001 par value. There is no current trading market for our common stock. This registration statement is being filed with the Securities and Exchange Commission to cause the registrant to become a reporting issuer under the Exchange Act of 1934 in order to obtain quotation on the OTC Bulletin Board and/or OTCQB in compliance with the rules and regulations of the National Association of Securities Dealers, Inc.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AN EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS REGISTRATION STATEMENT.

THIS REGISTRATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

FORWARD LOOKING STATEMENTS

This Form 10 contains forward-looking statements. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause Interactive or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

Although the registrant believes that the expectations reflected in the forward-looking statements are reasonable, the registrant cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the registrant nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. The registrant is under no duty to update any of the forward-looking statements after the date of this report to conform its prior statements to actual results.

Further, this report contains forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act that involve substantial risks and uncertainties. Such statements include, without limitation, all statements as to expectation or belief and statements as to our future results of operations, the progress of any research, product development and clinical programs, the need for, and timing of, additional capital and capital expenditures, partnering prospects, the protection of and the need for additional intellectual property rights, effects of regulations, the need for additional facilities and potential market opportunities. The registrant’s actual results may vary materially from those contained in such forward-looking statements because of risks to which the registrant is subject, such as lack of available funding, competition from third parties, intellectual property rights of third parties, regulatory constraints, litigation and other risks to which the registrant is subject.

PART I

ITEM 1. DESCRIPTION OF BUSINESS

Organizational History

We were incorporated under the laws of the State of Nevada on August 20, 2009.  We are a development stage company, formed to license songs to the television and movie industry. We are a wholly owned subsidiary of Original Source Entertainment, Inc., a publicly traded Nevada corporation.  On February 5, 2014, the board of directors of Original Source Entertainment authorized the spin-off of the registrant to shareholders of record as of February 25, 2014.

The spin-off is being done in connection with a change of control of Original Source Entertainment.  Under the terms of the spin-off, the registrant’s common shares, par value $0.001 per share, will be distributed on a pro-rata basis to each holder of Original Source Entrainment’s common shares on the record date without any consideration or action on the part of such holders, and the holders of Original Source Entertainment's common shares as of the record date will become owners of 100 percent of our common shares.  The spin-off will be consummated only upon the satisfactory resolution of all comments from the Securities and Exchange Commission to this registration statement on Form 10 and this Form 10's effectiveness.  The common shares to be transferred upon completion of this Form 10 to the former shareholders of Original Source Entertainment prior to the change of control are being held in escrow with J.M. Walker & Associates, Attorneys At Law.

There is not expected to be any material change in the registrant's operations as a result of the spin-off.

We currently have no employees other than our officers, who are also our directors.

We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. We have not made any significant purchase or sale of assets, nor has the registrant been involved in any mergers, acquisitions or consolidations.  We are not a blank check company as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, because we have a specific business plan and purpose. Neither the registrant, nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Business

The registrant is a development stage company with a primary focus on licensing music to television and film.

License and Assignment Agreement. In 2000, Lecia L. Walker assisted in launching Private Wavs, a successful music library which licenses music to television and film, along with her husband at that time. Part of her roll in that endeavor was to do the market research, product and packaging design, sales and marketing. In 2007, she sold her interest in Private Wavs and in 2008, started a new music library under a DBA of Original Source Music, Inc. Since that time she has placed more than 1,100 songs under contract.

On August 21, 2009, Lecia Walker granted a license for a period of ten (10) years for the entire list of songs to Original Source Entertainment, Inc. under a License and Assignment Agreement. Pursuant to the License and Assignment Agreement, Ms. Walker was issued 3,000,000 common shares of Original Source Entertainment. On August 25, 2009, the board of directors of Original Source Entertainment authorized the assignment of its rights under the License and Assignment Agreement to the registrant, its then wholly owned subsidiary. Effective May 31, 2010, Ms. Walker granted the Company an option to extend the term of the original license for an additional 10 year period to expire August 25, 2029.

Lecia L. Walker is now an officer and director of the registrant, bringing her experience to the registrant, and intends to continue to place many new songs under contract and then to license those songs to the television and movie industry.

Operations

We review hundreds of music tracks written, produced, and performed by artists who have not already signed away their rights to their original works, then to contract those songs with the highest quality and potential for placement in television and film. The registrant intends to offer a wide variety of instrumental and vocal genres including pop, rock, R&B, jazz, country, singer/songwriter, new age, electronic, dance, funk, children's, adult contemporary, and more.

We contract with artists of all musical genres who own the publishing rights to their songs. We expect to sell the songs to television companies that produce shows for major television networks such as ABC, NBC, Fox, HBO, Warner Bros., etc. We have signed contracts with approximately 217 artist/composers. The contracts give the registrant non-exclusive licensing rights and publishing rights in perpetuity. The artists retain writer's rights and are given exposure to television and film through the registrant's catalog.

Artists are referred to the registrant through advertisement, A&R companies, and referrals from friends, registrant signed artists, and other music industry acquaintances

Current customers include three major television networks, one major production company and one independent film maker. Our target customer includes all other major and minor television networks, production companies and film makers. We intend to reach such customer bases through marketing, advertising, and direct sales calls.

Our website's main purpose is to provide customers with immediate access to the registrant's catalog. To prevent illegal art exploitation, customers must have a login and password to access the registrant's website. Customers are given access to the website only after verification of their role in the professional production industry.

We intend to continue to:

a. Advertise through the placement of advertisements in film, television and music industry magazines and on film, television and music industry websites

b. Market and promote the catalog by sending out regular e-mails and snail-mails highlighting particular artists, songs, or genres of music, and send out promotional products to promote branding and

c. Create a sales team through the hiring of salespeople to research, contact and develop

Typical initial revenues per use in a production varies from $500 to $5,000 or more depending on the potential exposure and audience reach. Royalty revenues have the same value range for the first public airing and are reduced for each re-run, but continue for every public airing forever.

We believe we will be able to attract recording artists to our development stage company due to artists’ desire for public exposure for their original works and payment for that exposure, which we offer the potential of providing at no cost to the artist. We have already attracted many artists and continue receiving requests for song consideration regularly.

We focus on the source music niche of music licensing, but provide music for background, and transitional uses as well. The source music niche is music that is coming from a source in the production and is heard by the characters in the production; such as music being played in a coffee house that the characters are in, or music being played on a radio in the production.  Currently the registrant has more than 1,100 songs available for licensing, and is in the process of signing additional songs to be added to the catalog that will soon be made available for television and film applications. All genres of music are considered for addition to our catalog with a focus on vocal tracks. Signing new songs is a process that involves artist relations such as discussing the contract with the artist, and familiarizing the artist with royalties, performing rights organizations, and rights to their art. It also involves reviewing the songs submitted by the artist, deciding which songs to contract, making a contract offer to the artist, preparing, sending & signing the contracts, obtaining specific descriptions and details of the songs from the artists, converting the songs into a variety of digital formats and cataloguing the songs with the appropriate performing rights organization and the registrant's music catalog.

The customer has access to these songs in a variety of ways including logging into our website at www.originalsourcemusic.com where they may search for several songs that are appropriate for their needs and download them directly into their production editing program.

Growth Strategy

We will be focusing on the addition of cues and transitional music for commercials and television programming transitions, something its major competitors do not seem to do at present. Cues and transitional music is instrumental music that is played when commercials segue into and out of a program. Television programming transitions are the programming that transitions one show into another show or into or out of a commercial. Management is of the opinion that as the registrant becomes more established in the source music niche, we will gain access to this market, at which time our sales force will begin to target potential customers such as news programs, weather programs, and advertising agencies.

We intend to enter that market as soon as possible. We intend to examine signing genres of music that are in demand by potential customers but are not available from its competitors at present. We will also examine the creation of a recording label to give the general public access to purchasing the songs in its catalog.

Revenue

The registrant receives revenues in two ways:

a.

Commercial productions pay licensing fees to place a track into their production, and

b.  The registrant owns the publishing rights to all of its songs, and when a production containing a track licensed from the registrant is aired through a public venue, royalties are paid to the registrant by the assigned performing rights organization, such as American Society of Authors and Composers, the Broadcast Music, Inc. or Society of European Stage Authors & Composers. These three performing rights organizations represent songwriters and publishers in the U.S. and their right to be compensated for having their music performed in public.

We do not anticipate that revenues will significantly increase until we are able to heavily market our catalog. If we are unable to raise the funds needed, Ms. Walker, an officer and director has verbally agreed to lend the necessary funds to move forward with the marketing and promotion. These monies shall be provided as her personal budget allows, considering each marketing or promotional activity individually. These loans shall be without interest and shall have no specific repayment date. Any amounts loaned will be repaid when revenues allow, if ever.

Competition

The music industry is intensely competitive and fragmented. We will compete on the basis of price and selection against other small companies like ours, as well as large companies that have a similar business and large marketing companies.

Some of our major competitors are:

Heavy Hitters Music: Heavy Hitters Music has been in the music licensing business for over 30 years and seems to be the pioneer of the source music niche. Their website boasts a catalog of over 8,500 music tracks. In 2007, former CBS TV executive, Cindy Slaughter, and her husband, Mark purchased Heavy Hitters.

MasterSource: Mastersource became the first real source music competitor for Heavy Hitters when it was formed in 1992 by Marc Ferrari. MasterSource seems to be the first and only competitor with tracks available to the general public.

Killer Tracks: Killer Tracks has been in business for twenty years according to their website. They boast 2000 CDs of music available, yet only a small fraction includes source music. They specialize in background, score, special FX and studio music.

J2R Music: J2R Music has a variety of source music for licensing to television and film.

Free Play Music: Free Play Music has a large variety of production music, and a growing number of source music tracks. Although their name indicates the music is free, it is not free for commercial use.

Sync Free Music: Sync Free Music has a large variety of production music, and a growing number of source music tracks. Although their name indicates the music is free, it is not free for commercial use.

License Jazz: License Jazz is a new company targeting commercial jazz music needs.

Pump Audio: Pump Audio started in 2001 and has some source music, but specializes in production and transition music.

Patents and Trademarks

The registrant does not, at this time, have any patents or trademarks.

Governmental Regulations

The business of the registrant does not fall under any government regulations.

Employees

At this time, we have no employees other than our executive officers who are also our directors.  All functions including development, strategy, negotiations and administration are currently being provided by our executive officers. The executive officers do not intend to accept any payment for their services from the receipts of this offering.

As the registrant grows, we may need additional employees for such operations. We do not foresee any significant changes in the number of employees or consultants we will have over the next twelve months.

Reports to Security Holders

We intend to become a fully reporting company under the requirements of the Exchange Act, and will file the necessary quarterly and other reports with the Securities and Exchange Commission. Although we will not be required to deliver our annual or quarterly reports to security holders, we intend to forward this information to security holders upon receiving a written request to receive such information. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Securities and Exchange Commission located at 100 F Street N.E., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at: http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Overview

In 2010, Original Source Entertainment, our parent company filed an S-1 registration statement with the SEC.  On May 12, 2011, the registration statement became effective.  After the registration became effective and in 2012 and 2013, Original Source Entertainment sold 573 shares of common stock to 30 shareholders, thus making a total of 34 shareholders of common stock of Original Source Entertainment with a total of 5,073,000 common shares outstanding.  On the record date, Lecia L. Walker owned 3,000,000 shares of common stock of Original Source Entertainment and, therefore, will receive 3,000,000 (59.1%) shares of common stock of the Company when the spin-out becomes effective.

There is not expected to be any material change in Original Source Music’s operations as a result of the spin-off.

Capital and Source of Liquidity

We have no material commitments for capital expenditures.  We have no plans for future capital expenditures at this time.

The Company has suffered a loss from operations and has negative cash flows from operations, and in all likelihood will be required to make significant future expenditures in connection with marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions or related parties. By doing so, the Company hopes to generate sufficient capital to execute its business plan of licensing songs to the television and music industry for use in television shows or movies on an ongoing basis. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

Future revenues from the sale of music licenses will determine the amount of additional financing necessary to continue operations.

The board of directors has no immediate offering plans in place.  The board of directors shall determine the amount and type of financing as our financial situation dictates.

For the year ended December 31, 2014 we used $3,488 in operating activities compared to $11 generated by operating activities during the year ended December 31, 2013.  The increase in cash used in operating activities during the year ended December 31, 2014 related to legal, accounting and auditing fees incurred related to the preparation of this Form 10.

For the years ended December 31, 2014 and 2013, we did not pursue any investing activities.

For the year ended December 31, 2014, we received $3,255 from proceeds from related party loan payable, resulting in net cash provided by financing activities of $3,255 for the period.  Comparatively, we did not pursue any financing activities for the year ended December 31, 2013.

For the six months ended June 30, 2015, we used $11,834 in operating activities compared to $242 generated by operating activities during the six months ended June 30, 2014.The increase in cash used in operating activities during the six months ended June 30, 2015 related to legal, accounting and auditing fees incurred related to the preparation of this Form 10.

For the six months ended June 30, 2015 and 2014, we did not pursue any investing activities.

For the six months ended June 30, 2015, we received $12,000 from advances from a related party under a convertible note payable.

For the six months ended June 30, 2014, we did not pursue any financing activities.

On a long term basis, liquidity is dependent on continuation of operation and receipt of revenues.

Results of Operations

For the year ended December 31, 2014, we recognized revenues of $773.  We incurred general and administrative expenses of $656 and professional fees of $6,605.  As a result, we incurred a net loss of $6,488 for the year ended December 31, 2014.

Comparatively, for the year ended December 31, 2013, we recognized revenues of $1,250.  We incurred general and administrative expenses of $1,239.  As a result, we recognized net income of $11 for the year ended December 31, 2013.

The $6,499 different in net loss between the years ended December 31, 2014 and 2013 is primarily due to professional fees paid during the year ended December 31, 2014 in conjunction with the preparation of this Form 10.

For the three months ended June 30, 2015, we recognized revenues of $300.  We incurred general and administrative expenses of $124 and interest expense of $1,697.  As a result, we incurred a net loss of $1,521 for the three months ended June 30, 2015.

Comparatively, for the three months ended June 30, 2014, we recognized revenues of $303.  We paid general and administrative expenses of $123.  As a result, we recognized net income of $180 for the three months ended June 30, 2014.

The $1,701 difference in net loss between the three months ended June 30, 2015 and 2014 is due primarily to interest expense incurred during the three months ended June 30, 2015 arising from the amortization of debt discount on convertible notes payable, related party, issued and outstanding during the period.

For the six months ended June 30, 2015, we recognized revenues of $413.  We incurred general and administrative expenses of $247, professional fees of $9,000 and interest expense of $5,395.  As a result, we incurred a net loss of $14,229 for the six months ended June 30, 2015.

Comparatively, for the six months ended June 30, 2014, we recognized revenues of $555.  We incurred general and administrative expenses of $313.  As a result, we recognized net income of $242 for the six months ended June 30, 2014.

The $14,471 difference in net loss between the six months ended June 30, 2015 and 2014 is due to professional fees incurred in conjunction with creating our Form 10, and interest expense incurred during the six months ended June 30, 2015 arising from the amortization of debt discount on the convertible notes payable, related party, issued and outstanding during the period.  .

If we are unable to increase our sales of sub-licenses of music to generate revenue or raise additional capital from debt or equity financing, we may be forced to curtail or cease our operations.  Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results.  We have no commitment from our officers and directors or any of our shareholders to fund our operations or provide us with financing in the future.

In the future, we will be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise maintaining cash flows in balance when they approach a condition of cash insufficiency.

The sale of additional equity securities, if accomplished, may result in dilution to our shareholders.  We cannot assure you that financing will be available in amounts or on terms acceptable to us, or at all.

 Critical Accounting Policies

Our discussion and analysis of results of operations and financial condition are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

We considered the quality and variability of information regarding the financial condition and operating performance that may have changed in the past and may change in the future that may have a material effect, and have quantified them where possible.  Specifically, we considered risk of variability with changes in contract that may affect the recognition of income and also the possibility of changes in the tax code that may affect the long term rates of return.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Burden of SEC Reporting Requirements

We have chosen to become a "reporting company" and hereafter we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934.

Accordingly, we will be obligated to file a Form 10-K with audited financial statements annually, a Form 10-Q with unaudited financial statements quarterly and other reports with the Securities and Exchange Commission that are both costly and time consuming. These filings will place additional burdens on us, both financially and with regard to the demands on the time of our executive officers.  If we cease filing these reports, our common stock would no longer be eligible for quotation on the Over-the-Counter Bulletin Board, and/or OTCQB, which could reduce the value and liquidity of your investment in our shares.  If we are not required under Section 12(g) or otherwise to be a mandatory Exchange Act filer because of the fact that we have less than 500 shareholders, we intend to continue as a voluntary reporting company, although we would not be subject to the proxy statement or other information requirements of the Securities Exchange Act. In the event that we are unable to establish a base of operations that generates sufficient cash flow or we are unsuccessful in obtaining additional equity or debt financing, the costs of maintaining our status as a reporting entity may inhibit out ability to continue our operations. If we subsequently decide to cease filing reports, our securities could no longer be quoted on the Over-the-Counter Bulletin Board and/or the OTCQB. This could reduce the value and liquidity of your investment in our shares.

Controls and Procedures

During the year ended December 31, 2014 and the six months ended June 30, 2015, there were no changes in our internal controls over financial reporting (as defined in Rule 13a- 15(f) and 15d-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Evaluation of Disclosure Controls and Procedures

Lecia L Walker, chief executive officer and director and E. Lynn Atwood, a director and secretary of the registrant have made an evaluation of the disclosure controls and procedures relating to the financial statements for the three months ended June 30, 2015 and have concluded such controls and procedures to be effective as of June 30, 2015 to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms and to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Act is accumulated and communicated to the issuer's management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Risk Factors

The registrant’s business, financial condition and results of operations could be materially adversely affected if any of these risks materialized, which could result in the trading price of its common stock to decline

Our business is subject to numerous risk factors, including the following.

1. We are a development stage company with a limited operating history and may never be able to effectuate our business plan or achieve any revenues or profitability.

We are subject to all of the risks inherent in the establishment of a new business enterprise. The registrant was incorporated on August 20, 2009. Although we have begun limited business operations, we may not be able to successfully effectuate our business plan or we may not be able to market our services in the future in a manner that will generate significant revenues. In addition, any revenues that we may generate may be insufficient for us to become profitable.

In particular, shareholders should be aware that we have not proven that we can:

a.

raise sufficient capital in the public and/or private markets;

b.

have access to a line of credit in the institutional lending marketplace for the expansion of our business;

c.

respond effectively to competitive pressures; or

d.

recruit and build a management team to accomplish our business plan.

Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business.

2. Our current license for access to songs owned by Ms. Walker expires in less than four years.

On August 21, 2009, Lecia Walker granted a license for a period of ten (10) years for the entire list of songs to Original Source Entertainment, Inc. under a License and Assignment Agreement. Pursuant to the License and Assignment Agreement, Ms. Walker was issued 3,000,000 common shares of Original Source Entertainment. On August 25, 2009, the board of directors of Original Source Entertainment authorized the assignment of its rights under the License and Assignment Agreement to the registrant, its then wholly owned subsidiary. Effective May 31, 2010, Ms. Walker granted the Company an option to extend the term of the original license for an additional 10 year period to expire August 25, 2029.

Once the current license expires in August 2019, the Company will no longer be able to access these songs as a source of revenue and its current business plan will terminate unless it chooses to exercise its option to extend the term of the original license for an additional 10 year period to expire August 25, 2029.

3. We cannot offer any assurance as to our future financial results.

We have not received substantial income from operations to date and future financial results are uncertain. We cannot assure shareholders that the registrant can operate in a profitable manner. We have a retained deficit of $(23,781) as of June 30, 2015 and $(9,552) and $(3,064) as of December 31, 2014 and December 31, 2013, respectively. Even if we obtain future revenues sufficient to expand operations, increased production or marketing expenses could adversely affect our ability to operate in a profitable manner.

4. Our auditors have expressed a going concern issue that notes our need for capital and/or revenues to survive as a business.

Our ability to continue as a going concern is dependent on our ability to further implement our business plan.

We are currently a development stage company. Our continued existence is dependent upon our increasing our sales and our ability to resolve our liquidity problems that include debt financing and/or equity capital. We have yet to generate a significant cash flow, and until sales of products commence, we are highly dependent upon debt and equity funding. Should continuing debt and equity funding requirements not be met, our operations may cease to exist.

5. We do not have a public market in our securities. If our common stock has no active trading market, shareholders may not be able to sell their common shares at all.

We do not have a public market for our common shares. Our securities are not traded on any exchange. We cannot assure shareholders that an active public market will ever develop. Consequently, shareholders may not be able to liquidate their stock in the event of an emergency or for any other reason.

6. We do not meet the requirements for our stock to be quoted on NASDAQ, American Stock Exchange or any other senior exchange and the tradability in our stock will be limited under the penny stock regulation.

The liquidity of our common stock is restricted as our common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of the registrant's common stock on the OTC Bulletin Board is below $5.00 per share, the registrant's common stock will come within the definition of a "penny stock." As a result, the registrant's common stock is subject to the "penny stock" rules and regulations. Broker- dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

a.   Make a suitability determination prior to selling penny stock to the purchaser;

b.   Receive the purchaser's written consent to the transaction; and

c.   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the registrant's common stock, and may affect the ability to resell the shareholders common stock.

7. Future sales by our stockholders could cause the stock price to decline and may affect your ability to liquidate your investment.

In the future, the registrant may issue equity and debt securities. Any sales of additional common shares may have a depressive effect upon the market price of the shareholders common stock causing the stock price to decline.

8. If we lose the services of key members of our management team, we may not be able to execute our business strategy effectively.

Our future success depends in a large part upon the continued service of key members of our management team. In particular, Lecia L. Walker, an officer and director, is critical to our overall management as well as our strategic direction. The loss of Lecia Walker's services could have a material adverse effect on our business operations and financial condition. We do not maintain any key-person life insurance policies. The loss of any of our management or key personnel could materially harm our business.

9. Our officers and directors have other business activities and will only be devoting a portion of their time to our operations. As a result, our operations may be sporadic which may result in periodic interruptions or suspensions of our business activities.

Our officers and directors are not required to work exclusively for us, are only engaged in our business activities on a part-time basis and do not intend to devote full time to the business of the registrant in the foreseeable future. This could cause the officers a conflict of interest between the amount of time they devote to our business activities and the amount of time required to be devoted to their other activities. Lecia L. Walker, our chief executive officer, chief financial officer and a director intends to devote only approximately 20 to 30 hours per week to our business activities until operations increase, however she may devote whole days or even multiple days at a stretch when required.

Subsequent to the completion of this offering, we intend to increase our business activities in terms of placing additional songs under contract and, in turn, contracting those songs with the television and movie industry. This increase in business activities may require that either of our officers engage in our business activities on a full-time basis or that we hire additional employees; however, at this time, we do not have sufficient funds to pursue either option.

10. We may not be able to locate and hire necessary personnel to make our company a success.

The expansion of our business will place further demands on existing management and future growth. Profitability will depend, in part, on our ability to hire and retain the necessary personnel to operate and grow our business. There is no certainty that we will be able to identify, attract, hire, train, retain and motivate other highly skilled technical, administrative, managerial, marketing and customer service personnel. Competition for such personnel is intense and there is no certainty that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

11. If we cannot successfully compete, we may never reach profitable operations.

The music industry is intensely competitive and fragmented. We will compete on the basis of price and selection against other small companies like ours, as well as large companies that have a similar business and large marketing companies. We may never be able to compete successfully and may never reach profitable operations. You may lose your entire investment,

12 We may issue shares of preferred stock in the future that may adversely impact shareholders rights as holders of our common stock.

Our Articles of Incorporation authorizes us to issue up to 5,000,000 shares of "blank check" preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, shareholders rights as holders of common stock could be impaired thereby, including, without limitation, dilution of their ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in shareholders’ interest as holders of common stock.

13. We have not yet adopted of certain corporate governance measures. As a result, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

Because all our directors are non-independent, we do not currently have independent audit or compensation committees. As a result, the directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

14. We may be unsuccessful in implementing required internal controls over financial reporting.

We are not currently required to comply with the SEC's rules implementing Section 404 of the Sarbanes-Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC's rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a public company, we will need to create information technology systems, implement financial and management controls, reporting systems and procedures and contract additional accounting, finance and legal staff.

Any failure to develop or maintain effective controls, or any difficulties encountered in our implementation of our internal controls over financial reporting could result in material misstatements that are not prevented or detected on a timely basis, which could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. Ineffective internal controls could cause investors to lose confidence in our reported financial information.

15. The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs could range up to $35,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because our overall business volume will be lower, and we will not yet be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. As a result, we may not have sufficient funds to grow our operations.

ITEM 3. DESCRIPTION OF PROPERTY

The registrant’s principal executive offices consist of 400 square feet and are located at 8201 South Santa Fe Drive, Suite 229, Littleton, Colorado, 80120, in space presently leased by the registrant's sole officer and supplied at no charge to the registrant. The registrant believes that its current office space will be adequate for the foreseeable future. We have no plans to lease additional space in the next twelve months.

The address of our principal executive office is c/o Ms. Lecia L. Walker, Original Source Music, Inc. 8201 South Santa Fe Drive, Suite 229, Littleton, Colorado 80120. Our telephone number is (303) 495-3728.

Should the registrant be required to obtain suitable facilities in the future, it believes it can obtain the required facilities at competitive rates.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The registrant has 5,073,000 shares of common stock issued and outstanding as of the date hereof.  The 5,073,000 shares are owned by the parent company.  On March 9, 2015, the registrant approved a 50,730 for 1 forward split.  After the approval of this registration statement, and the spinout to the shareholders, there will be a total of 5,073,000 shares outstanding among 34 shareholders.

The following table sets forth, as of such date, information with respect to shares beneficially owned by:

-

Each person who is known by the registrant to be the beneficial owner of more than 5% of the registrant’s outstanding common shares;

-

Each of its directors;

-

Each of its named executive officers; and

All of its directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date of this table. In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person’s actual voting power.

To the registrant’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The following shareholdings reflect the forward split and assume successful completion of the spin-off:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Lecia L. Walker CEO and Director (1)	3,000,000	59.14%
E. Lynn Atwood, Director (2)	500,000	9.856%
Directors and Executive Officers as a Group (2 persons)	3,500,000	68.996%

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers and their ages as of September 9, 2015 are as follows:

Name	Age	Position
Lecia L. Walker	47	President, Director
E. Lynn Atwood	69	Secretary, Director

Lecia L. Walker.

Lecia L. Walker, President and director, has been involved in the entertainment industry for over 27 years. From 2007 to present, Ms. Walker has owned and operated Original Source Music, Inc., a music library. From 2000 - 2007, Ms. Walker assisted in launching Private Wavs, a music library which licenses music to television and film. In preparation for the launch, she conducted the market research, product and packaging design, sales, and marketing for the entity.

While in school, Ms. Walker was an extra in the movie, Footloose, modeled for ZCMI department stores, and performed in various community, high school, and college productions. From 1997 to 1998, Ms. Walker interned at KZLA radio station in Los Angeles, CA where she gained extensive understanding of all aspects of radio. During 1997 and 1998, Ms. Walker was a DJ for KSBR radio in Orange County, CA and created and produced her own children's radio program, Bedtime Stories with Aunt Clara while there. From 1987 to 1997, Ms. Walker worked as a personal assistant for C.B. Walker, a singer/songwriter, where she learned the ins and outs of publishing and recording contracts, record sales, and top-10 radio hits in the United States and Europe.

Ms. Walker received her bachelor's degree in biology from California State University Long Beach in 1993, and her master's degree in business administration from the University of Phoenix in 2010.

Ms. Walker provides up to thirty hours per week to the registrant depending on the needs of the registrant. Such duties include planning, marketing, promotion, accounting, customer service, artist relations, and other company activities.

Management is of the opinion that the other activities of Lecia Walker will not conflict with the business activities of the registrant due to the terms of the license agreement.

E. Lynn Atwood.

E. Lynn Atwood has been an artist in business for over 50 years. From 2007 to present, Ms. Atwood has worked as a graphic artist for Original Source Music, Inc., a music library. From 2005-2007, Ms. Atwood worked as a freelance graphic artist. Ms. Atwood was the lead artist and part owner of Sundance Graphics in San Juan Capistrano, California. She designed all of the outerwear for the Southern California Volleyball Athletic Association sponsored by Reebok for four years. Her fabric design won first prize at the Laguna Art Festival in the '90's and was printed on over 3,000 t-shirts sold. Raisin's Bathing Suits, which sold in Hawaii and Southern California, was her client for several years. Ms. Atwood worked as a graphic artist and brochure designer for Bliss Studios in Jackson Hole, Wyoming from 1992 to 1993. Ms. Atwood also worked as a layout artist at Hallmark Cards from 1994 to 1995. Ms. Atwood designed all artwork for the registrant including the logo, stationery, business cards, marketing postcards, and CD labels.

Ms. Atwood provides up to thirty hours per week to the registrant depending on the needs of the registrant. Such duties include planning, marketing, promotion, accounting, customer service, artist relations, and other company activities.

Management is of the opinion that the other activities of E. Lynn Atwood will not conflict with the business activities of the registrant due to the terms of the license agreement.

The above named directors will serve in their capacity as director until our next annual shareholder meeting to be held within six months of our fiscal year's close. Directors are elected at our annual shareholder meeting.

ITEM 6. EXECUTIVE COMPENSATION

Compensation of Executive Officers

During the last three fiscal years, there has been no compensation awarded to, earned by or paid to any executive officer nor did the registrant have any compensatory plans in effect for stock options.

Director Compensation

Directors do not receive any compensation for serving as directors. All directors are reimbursed for ordinary and necessary expenses incurred in attending any meeting of the board of directors or any board committee or otherwise incurred in their capacities as directors.

Compensation Committee Interlocks and Insider Participation

During the last three fiscal years, we have not had a compensation committee (or other board committee performing equivalent functions) as part of our board of directors, nor have we had any officer participate in deliberations concerning executive officer compensation.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 21, 2009, the registrant issued 100 shares of its common stock to Original Source Entertainment making the registrant a wholly owned subsidiary of Original Source Entertainment.   There have been no other shares issued by the registrant.

Advances

In support of the registrant’s efforts and cash requirements, it may rely on advances from related parties until such time that the registrant can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by shareholders.  Amounts represent advances or amounts paid in satisfaction of liabilities. The advances are considered temporary in nature and have not been formalized by a promissory note.

As of December 31, 2013, Lecia Walker, an officer and director, advanced the registrant $952 which is unsecured, non-interest bearing and due on demand.

The $952 loan balance at December 31, 2013 was forgiven in the nine months ended September 30, 2014. This amount was recorded as a contribution to capital and recognized in additional paid in capital.

As of December 31, 2014 a related party loaned the Company $3,255. The note is interest fee until June 30, 2015 after which time it’ll bear interest at 6%. The note is convertible at the option of the holder into shares of Original Source Music, Inc. common stock. The number of issuable shares is equal to dividing the balance of the note by double the par value (currently $0.001). The note has a balance of $3,225 as of December 31, 2014 and matures on February 28, 2016.

On January 21, 2015 a related party loaned the Company $6,000. The note is interest free until June 30, 2015 after which time it bears interest at 6%. The note is convertible at the option of the holder into shares of original Source Music, Inc. common stock.  The number of issuable shares is equal to dividing the balance of the note by double the par value (currently $0.001). The note has a balance of $6,000 as of June 30, 2015 and matures on January 30, 2016.

On March 30, 2015 a related party loaned the Company $6,000. The note is interest free until August 31, 2015 after which time it bears interest at 6%. The note is convertible at the option of the holder into shares of original Source Music, Inc. common stock.  The number of issuable shares is equal to dividing the balance of the note by double the par value (currently $0.001). The note has a balance of $6,000 as of June 30, 2015 and matures on March 30, 2016.

Spin-off from Predecessor

On February 5, 2014, the board of directors of Original Source Entertainment, Inc. approved the spin-off of the registrant to its shareholders. The spin-off is being done in connection a change of control.  Under the terms of the spin-off, our common shares will be distributed on a pro-rata basis to each holder of Original Source Entertainments' common shares on the record date without any consideration or action on the part of such holders, and the holders of Original Source Entertainments' common shares as of the record date will become owners of 100 percent of our common shares. The spin-off will be consummated only upon the satisfactory resolution of all comments from the SEC to this Form 10 and this Form 10's effectiveness.  The common shares to be distributed to the former shareholders of Original Source Entertainment as of the record date are being held in escrow with J.M. Walker & Associates, Attorneys At Law.

Lecia L. Walker and E. Lynn Atwood were officers, directors and principal shareholders of Original Source Entertainment through the closing date of the Share Exchange.

There will be no other agreements between Original Source Entertainment and the registrant after the spin-off.

Original Source Entertainment will not retain any liability relating to the registrant after the spin-off.

As a result of this spin-out of the registrant from its parent company and the approved 50,073 for 1 forward split, there will be a total 5,073,000 shares issued and outstanding.

ITEM 8. DESCRIPTION OF SECURITIES

General

The registrant is authorized to issue 45,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

As of September 17, 2015, there are 5,073,000 common shares issued and outstanding that was held of record by Original Source Entertainment.  On March 9, 2015, the registrant approved a 50,703 for 1 forward split.  After the registration statement is effective, the registrant will spin-off 5,073,000 common shares to the shareholders of Original Source Entertainment.

The registrant’s Articles of Incorporation, authorize the issuance of 45,000,000 shares of common stock. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. In the election of directors, a plurality of the votes cast shall elect. In all other matters, the action shall be approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of common stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional shares of the registrant’s common stock are issued, the relative interests of the then existing stockholders may be diluted.

Preferred Stock

The registrant’s certificate of incorporation authorizes its board of directors to issue, without further action by the stockholders, up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

Our board of directors has the authority, without action by its stockholders, to designate and issue preferred stock in one or more series. The registrant’s board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

·	a. restricting dividends on the common stock;
·	b. diluting the voting power of the common stock;

·	c. impairing the liquidation rights of the common stock; and
·	d. delaying or preventing a change in control of Interactive without further action by the stockholders.

The registrant has no present plans to issue any shares of preferred stock

Market Information

Our common stock is not included in the pink sheets nor in the OTC Bulletin Board maintained by the NASD or on the OTCQB.

There is no public trading market for our common stock and there is no guarantee any trading market will develop.

Holders

The sole shareholder of record of our common stock is Original Source Entertainment.  These shares are being held in escrow until completion of the spin-off.  As a result of the spin-off, the approximate number of record holders of the registrant will be 34.

Liquidation Rights

Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in the assets of the registrant legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights

There are no limitations or restrictions upon the rights of the board of directors to declare dividends out of any funds legally available therefore. The registrant has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future.  The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the registrant.  Accordingly, future dividends, if any, will depend upon, among other considerations, the registrant's need for working capital and its financial conditions at the time.

Voting Rights

Holders of our common stock are entitled to voting rights of one hundred percent.  Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights

Shares of our common stock are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional shares of our common stock in the event of a subsequent offering.

Our bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares entitled to vote.

Dividends

Holders of our common stock are entitled to receive such dividends as may be declared by its board of directors after the spin-off has been completed.  The registrant does not anticipate that it will declare any dividends.  All profit will be used for continuing operations.

Transfer Agent

The registrant does not have a transfer agent at this time.  Upon the approval this registration statement, the registrant intends to appoint a transfer agent.

PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

The registrant has no current public offering and no proposed public offering of its common stock. This registration statement is being filed with the Securities and Exchange Commission to cause registrant to become a reporting issuer under the Exchange Act of 1934 in order to obtain quotation on the OTC Bulletin Board and/or OTCQB in compliance with the rules and regulations of the NASD. The OTC Bulletin Board and OTCQB differs from national and regional stock exchanges in that it (1) is not sited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. To qualify for listing on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the registrant for listing on the OTC Bulletin Board.

Stockholders

As of March 25, 2015, the registrant had one stockholder of record, which is the parent company, Original Source Entertainment.

After the approval of this registration statement and the spinout of the registrant from Original Source Entertainment, there will be 34 shareholders of record.

Dividends

To date, the registrant has never declared or paid any cash dividends nor does it expect to pay any dividends in the near future. Its current policy is to retain its earnings, if any, to provide funds for operating and expansion of its business. This policy will be reviewed by its board of directors from time to time in light of its earnings and financial position.

ITEM 2. LEGAL PROCEEDINGS

The registrant is not involved in any legal proceedings.

ITEM 3. CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

The audited financial statement presented in the registration statement was completed by Cutler & Co., LLC.  There has been no disagreements with accountants.

ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES

On August 20, 2009, the registrant issued 100 shares of common stock to Original Source Entertainment and became a wholly owned subsidiary of that corporation. Following the registrant’s approved a 50,730 for 1 forward split on March 9, 2015, these 100 shares of common stock have been retrospectively restated as 5,073,000 shares of common stock.

The transaction was completed pursuant to either Section 4(a)(2) of the Securities Act or Regulation D of the Securities Act. With respect to issuances made pursuant to Section 4(2) of the Securities Act, the transactions did not involve any public offering and were sold to a limited group of persons. Each recipient either received adequate information about the registrant or had access, through employment or other relationships, to such information, and the registrant determined that each recipient had such knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in the registrant.

ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Nevada law, the registrant's Articles of Incorporation, as amended, provide that the registrant will indemnify its directors and officers against expenses and liabilities as they are incurred to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been registrant directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

The registrant shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of registrant, or served any other enterprise as director, officer or employee at the request of registrant.  The board of directors, in its discretion, shall have the power on behalf of registrant to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of registrant.

In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

ITEM 6.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our financial statements for the fiscal years ended December 31, 2014 and 2013 have been audited by Cutler & Co., LLC., independent certified public accountants.  The financial statements have been prepared in accordance with generally accepted accounting principles, pursuant to Regulation S-X as promulgated by the SEC, and are included herein in response to Item 13 of this Form 10.

Report of Cutler & Co., LLC

Balance Sheets as of December 31, 2014 and 2013

Statements of Operations for the years ended December 31, 2014 and 2013 and for the period from inception (August 20, 2009) to December 31, 2014

Statements of Stockholders' Equity (Deficit) for the period from inception (August 20, 2009) to December 31, 2014

Statements of Cash Flows for the years ended December 31, 2014 and 2013 and for the period from inception (August 20, 2009) to December 31, 2014

Notes to Audited Financial Statements

Condensed Balance Sheets as of June 30, 2015 (unaudited) and December 31, 2014

Condensed Statements of Operations for the three and six months ended June 30, 2015 and 2014 (unaudited)

Condensed Statements of Cash Flows for the six months ended June 30, 2015 and 2014 (unaudited)

Notes to Condensed Unaudited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of

Original Source Music, Inc.

Littleton, Colorado

We have audited the accompanying balance sheets of Original Source Music, Inc. (a development stage company) as of December 31, 2014 and 2013 and the related statement of operations, changes in stockholder’s equity (deficit) and cash flows for the years then ended and for the period from August 20, 2009 (inception) to December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Original Source Music, Inc. as of December 31, 2014 and 2013 and the related statement of operations and cash flows for the years then ended and for the period from August 20, 2009 (inception) to December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered losses from operations since Inception (August 20, 2009) and currently does not have sufficient available funding to fully implement its business plan. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cutler & Co. LLC

Wheat Ridge, Colorado

April 22, 2015

ORIGINAL SOURCE MUSIC, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

	December 31, 2014	December 31, 2013
ASSETS
Current Assets
Cash	$ 205	$ 438
Total Current Assets	205	438

TOTAL ASSETS	$ 205	$ 438

LIABILITIES & STOCKHOLDER’S DEFICIT

Current Liabilities
Accrued liabilities	$ 3,000	$ -
Advances - related party	-	952
Total Current Liabilities	3,000	952
Long Term Liabilities Loan payable – related party, net of debt discount	-	-
Total Liabilities	3,000	952

Stockholder’s Deficit
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $0.001 par value; 45,000,000 shares authorized;
5,073,000 shares issued and outstanding as of
December 31, 2014 and 2013	5,073	5,073
Additional paid in capital / (discount on common stock issued)	1,684	(2,523)
Deficit accumulated during the development stage	(9,552)	(3,064)
Total Stockholder’s Deficit	(2,795)	(514)

TOTAL LIABILITIES & STOCKHOLDER’S DEFICIT	$ 205	$ 438

The accompanying notes are an integral part of these audited financial statements.

ORIGINAL SOURCE MUSIC, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

	Year Ended December 31, 2014	Year Ended December 31, 2013	Cumulative From Inception August 20, 2009 Through December 31, 2014

Revenue	$ 773	$ 1,250	$ 11,145
Cost of Revenue	-	-	2,138
Gross Profit	773	1,250	9,007

Operating Expenses:
General and administrative	656	1,239	11,174
Director compensation	-	-	480
Professional fees	6,605	-	6,905
Total Operating Expenses	7,261	1,239	18,559

Income (Loss) from Operations	(6,488)	11	(9,552)

Income Tax	-	-	-

Net Income (Loss)	$ (6,488)	$ 11	$ (9,552)

Net Income (loss) per common share:
Net loss per common share basic and diluted	$ (0.00)*	$ 0.00*

Weighted average number of common shares
Outstanding- Basic and diluted	5,073,000	5,073,000

* denotes income or loss of less than $(0.01) per share.

The accompanying notes are an integral part of these audited financial statements.

ORIGINAL SOURCE MUSIC, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

	Common Stock		Additional Paid In Capital / Discount on	(Deficit) accumulated
	Shares (1)	Amount ($0.001 Par)	Common Stock Issued	during the development stage	Stockholder’s Equity / (Deficit)

Balance at August 20, 2009, Inception	-	$ -	$ -	$ -	$ -

Common stock issued August 21, 2009	5,073,000	5,073	(5,073)	-	-
Net income (loss) for the period	-	-	-	221	221

Balances at December 31, 2009	5,073,000	5,073	(5,073)	221	221

Net income (loss) for the year	-	-	-	(908)	(908)

Balances at December 31, 2010	5,073,000	5,073	(5,073)	(687)	(687)

Capital Contribution from shareholder	-	-	2,550	-	2,550
Net income (loss) for the year	-	-	-	(1,644)	(1,644)

Balances at December 31, 2011	5,073,000	5,073	(2,523)	(2,331)	219

Net income (loss) for the year	-	-	-	(744)	(744)

Balances at December 31, 2012	5,073,000	5,073	(2,523)	(3,075)	(525)

Net income (loss) for the year	-	-	-	11	11

Balances at December 31, 2013	5,073,000	5,073	(2,523)	(3,064)	(514)

Capital contribution from shareholder	-	-	952	-	952
Beneficial conversion feature on loan payable – related party	-	-	3,255	-	3,255
Net income (loss) for the year	-	-	-	(6,488)	(6,488)

Balances at December 31, 2014	5,073,000	$ 5,073	$ 1,684	$ (9,552)	$ (2,795)

(1)

As retrospectively restated for the 1:50,730 forward split effective March 9, 2015.

The accompanying notes are an integral part of these audited financial statements.

ORIGINAL SOURCE MUSIC, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

	Year Ended December 31, 2014	Year Ended December 31, 2013	Cumulative From Inception (August.20, 2009) Through December 31, 2014

Operating Activities:
Net Income (Loss)	$ (6,488)	$ 11	$ (9,552)
Adjustments to reconcile Net Income (Loss) to net cash used in Operating Activities:
Loss on stolen asset	-	-	612
Changes in Operating Assets and Liabilities:
Accrued liabilities	3, 000	-	3, 000

Net Cash Used in Operating Activities	(3,488)	11	(5,940)

Investing Activities:
Purchase of equipment	-	-	(612)
Net Cash Used in Investing Activities	-	-	(612)

Financing Activities:
Loan payable - related party	3,255	-	3,255
Advances – related party	-	-	952
Capital contribution for shareholder	-	-	2,550
Net Cash Provided by Financing Activities	3,255		6,757

Net Change in Cash	(233)	11	205

Cash - Beginning of Period	438	427	-

Cash - End of Period	$ 205	$ 438	$ 205

Supplemental cash flow information:
Cash paid for:
Interest	$ -	$ -	$ -
Taxes	$ -	$ -	$ -

Non-Cash Activities
Forgiveness of advances-related party	$ 952	$ -	$ 952

The accompanying notes are an integral part of these audited financial statements.

ORIGINAL SOURCE MUSIC, INC

(A DEVELOPMENT STAGE COMPANY)

NOTES TO AUDITED FINANCIAL STATEMENTS

FOR THE TWELVE MONTH PERIODS ENDED DECEMBER 31, 2014 AND 2013 AND THE PERIOD FROM AUGUST 20, 2009 (INCEPTION) TO DECEMBER 31, 2014

NOTE 1:  ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Original Source Music, Inc. (“the Company”, “we”, “us” or “our’) was incorporated in the State of Nevada on August 20, 2009 ("Inception"). The Company licenses songs to the television and music industry for use in television shows or movies. The Company has had limited activity and revenue and is in the developmental stage at this time.

Basis of Preparation of Financial Statements

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The Company’s year-end is December 31.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires that management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Due to uncertainties inherent in the estimation process, it is possible that these estimates could be materially revised within the next year.

Development Stage Company

The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification and among the additional disclosures required as a development stage company are that its financial statements were identified as those of a development stage company, and that the statements of operations, stockholders’ deficit and cash flows disclosed activity since the date of its Inception (August 20, 2009) as a development stage company Although the Company has recognized nominal amounts of revenue, it is still devoting substantially all of its efforts on establishing the business.  All losses accumulated since Inception (August 20, 2009) have been considered as part of the Company’s development stage activities.  Effective June 10, 2014 FASB changed its regulations with respect to Development Stage Entities and these additional disclosures are no longer required for annual reporting periods beginning after December 15, 2014 with the option for entities to early adopt these new provisions. The Company has not elected to early adopt these provisions and consequently these additional disclosures are included in these financial statements.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2014 and 2013 the Company had no balance of accounts receivable.

Fair Value of Financial Instruments

FASB ASC 820-10 “Fair Value Measurements and Disclosures” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This ASC also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are described below:

Level 1

Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2

Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable data by correlation or other means.

Level 3

Inputs that are both significant to the fair value measurement and unobservable.

The carrying value of cash, accrued liabilities and loan payable - related party approximates their fair value due to their short-term maturity.

Property and equipment

Property and equipment are recorded at cost and depreciated under accelerated and straight line methods over each item's estimated useful life. At December 31, 2014 and 2013 the Company had no balance of property and equipment.

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company had no known material tax assets or liabilities as of December 31, 2014 and 2013

Revenue recognition

The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured

Products and services, geographic areas and major customers

The Company derives revenue from the licensing of songs to the television and music industry. All fee revenues each year were domestic and to external customers.

Advertising costs

Advertising costs are expenses as incurred. The Company incurred no advertising costs during the years ended December 31, 2014 and 2013.

Stock-based compensation

The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

The Company did not have a stock compensation plan in operation during the years ended December 31, 2014 and 2013.

Basic and Diluted Earnings (Loss) Per Share

The Company computes earnings (loss) per share in accordance with ASC 260-10-45 “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of outstanding common shares during the period.  Diluted earnings (loss) per share gives effect to all dilutive potential common shares outstanding during the period.  Dilutive earnings (loss) per share excludes all potential common shares if their effect is anti-dilutive. During the year ended December 31, 2014, the Company had a potentially dilutive convertible note payable related party issued and outstanding.  However, the shares potentially issuable under this note have been excluded from the calculation of loss per share as the inclusion of such shares would have been anti-dilutive as the Company recognized a loss during the year ended December 31, 2014. The Company had no potentially dilutive debt or equity instruments issued and outstanding during the period from August 20, 2009 (Inception) to December 31, 2013, and therefore, basic and diluted earnings (loss) per share were equal during this period.

Recent Accounting Pronouncements

We have reviewed all the recently issued, but not yet effective, accounting pronouncements and we do not believe any of these pronouncements will have a material impact on the Company other than those relating to Development Stage Entities as discussed above.

NOTE 2: GOING CONCERN

The Company has suffered a loss from operations and has negative cash flows from operations, and in all likelihood will be required to make significant future expenditures in connection with marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions or related parties. By doing so, the Company hopes to generate sufficient capital to execute its business plan of licensing songs to the television and music industry for use in television shows or movies on an ongoing basis. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 3: ADVANCES PAYABLE - RELATED PARTY

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by shareholders.  Amounts represent advances or amounts paid in satisfaction of liabilities. The advances are considered temporary in nature and have not been formalized by a promissory note.

The $952 loan balance at December 31, 2013 was forgiven in the year ended December 31, 2014. This amount was recorded as contributions to capital and recognized in additional paid in capital.

NOTE 4: LOAN PAYABLE - RELATED PARTY

As of December 31, 2014 a related party loaned the Company $3,255. The note is interest fee until June 30, 2015 after which time it’ll bear interest at 6%. The note is convertible at the option of the holder into shares of Original Source Music, Inc. common stock. The number of issuable shares is equal to dividing the balance of the note by double the par value (currently $0.001). The note has a balance of $3,225 as of December 31, 2014 and matures on February 28, 2016. The Company assessed the embedded conversion feature and determined that the fair value of the underlying common stock at inception exceeded the conversion price of this note and accordingly recorded at beneficial conversion feature (capped at proceeds received) of $3,255. Such beneficial conversion feature is accounted for as a debt discount which is amortized to interest expense, using the straight line method, over the life of the note

NOTE 5: INCOME TAXES

As of December 31, 2014 the Company had net operating loss carry forwards of $9,552 that may be available to reduce future years’ taxable income through 2034. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax consists of the following:

December 31, 2014
Federal income tax benefit attributable to:
Current Operations	$ 2,206
Less: valuation allowance	(2,206)
Net provision for Federal income taxes	$ -

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

December 31, 2014
Deferred tax asset attributable to:
Net operating loss carryover	$ 3,248
Less: valuation allowance	(3,248)
Net deferred tax asset	$ -

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of may be subject to annual limitations should a change in ownership occur.

NOTE 6: COMMITMENTS AND CONTINGENCIES

Contractual

The Company did not enter into any contractual obligations during the years ended December 31, 2014 and 2013.

Litigation

We were not subject to any legal proceedings during the years ended December 31, 2014 and 2013 and no legal proceedings are currently pending or threatened to the best of our knowledge.

NOTE 7: STOCKHOLDER’S DEFICIT

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.001 per share.

No shares of preferred stock were issued and outstanding during the years ended December 31, 2014 and 2013.

Common Stock

The Company is authorized to issue 45,000,000 shares of common stock with a par value of $0.001 per share.

Effective March 9, 2015 the Company completed a 50,730:1 forward share split. All numbers of shares disclosed as issued and outstanding in the financial statements have been retrospectively restated for this forward split.

100 shares of common stock (5,073,000 as restated for the forward split) were issued as Founder’s shares effective August 21, 2009.

During the years ended December 31, 2014 and 2013 the Company issued no shares of common stock.

As of December 31, 2014 there were 5,073,000 shares of common stock issued and outstanding.

Additional Paid in Capital

During the twelve months ended December 31, 2011, a shareholder contributed $2,550 to fund the Company's ongoing activities. The shareholder did not receive any equity for the contribution and the contribution is not repayable. Accordingly this contribution has been credited to additional paid in capital.

During the year ended December 31, 2014, a related party forgave a loan balance of $952. The gain on the forgiveness of this debt has been recognized in additional paid in capital.

NOTE 8: SUBSEQUENT EVENTS

Effective March 9, 2015, the Company completed a 50,730:1 forward share split. All numbers of shares disclosed as issued and outstanding in the financial statements have been retrospectively restated for this forward split.

In accordance with ASC 855-10, "Subsequent Events" the Company has analyzed its operations subsequent to the date these financial statements were available to be issued and has determined that, other than as disclosed above, it does not have any material subsequent events to disclose in these financial statements.

ORIGINAL SOURCE MUSIC, INC.

CONDENSED BALANCE SHEETS

	June 30, 2015 (unaudited)	December 31, 2014 (Audited)
ASSETS
Current Assets
Cash	$ 371	$ 205
Total Current Assets	371	205

TOTAL ASSETS	$ 371	$ 205

LIABILITIES & STOCKHOLDER’S DEFICIT
Current Liabilities
Accrued Liabilities	$ -	$ 3,000
Convertible notes payable-related party, net of debt discount	5,395	-
Total Current Liabilities	5,395	3,000

Total Liabilities	5,395	3,000

Stockholder’s Deficit
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-

Common stock, $0.001 par value; 45,000,000 shares authorized; 5,073,000 shares issued and outstanding as of
June 30, 2015 (unaudited) and December 31, 2014	5,073	5,073
Additional Paid-in Capital	13,684	1,684
Accumulated deficit	(23,781)	(9,552)
Total Stockholder’s Deficit	(5,024)	(2,795)

TOTAL LIABILITIES & STOCKHOLDER’S DEFICIT	$ 371	$ 205

The accompanying notes are an integral part of these condensed unaudited financial statements.

ORIGINAL SOURCE MUSIC, INC.

CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Revenue	$ 300	$ 303	$ 413	$ 555

Operating Expenses:
General and administrative	124	123	247	313
Professional fees	-	-	9,000	-
Total Operating Expenses	124	123	9,247	313

Income (Loss) from Operations	176	180	(8,834)	242

Interest (Expense)	(1,697)	-	(5,395)	-

Income (Loss) before Provision for Income Taxes	(1,521)	180	(14,229)	242

Income Tax Provision	-	-	-	-

Net Income (Loss)	$ (1,521)	$ 180	$ (14,229)	$ 242

Net loss per common share basic and diluted	$ (0.00)*	$ 0.00*	$ (0.00)*	$ 0.00*

Weighted average number of common shares
Outstanding- Basic and diluted	5,073,000	5,073,000	5,073,000	5,073,000

*denotes a (loss) or income of less than $0.01 per share.

The accompanying notes are an integral part of these condensed unaudited financial statements.

ORIGINAL SOURCE MUSIC, INC.

CONDENSED UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional
	Shares	Amount ($0.001 Par)	Paid-In Capital	Accumulated	Total Stockholders’
	(1)	(1)	(1)	Deficit	Deficit
Balances at December 31, 2013-audited	5,073,000	$ 5,073	$ (2,523)	$ (3,064)	$ (514)

Capital contribution from shareholder	-	-	952	-	952

Beneficial conversion feature on loan payable-related party	-	-	3,255	-	3,255

Net income (loss) for the year	-	-	-	(6,488)	(6,488)

Balances at December 31, 2014-audited	5,073,000	5,073	1,684	(9,552)	$ (2,795)

Beneficial conversion feature on loan payable-related party	-	-	12,000	-	12,000

Net income (loss) for the six months ended June 30, 2015	-	-	-	(14,229)	(14,229)

Balances at June 30, 2015-unaudited	5,073,000	$ 5,073	$ 13,684	$ (23,781)	$ (5,024)

(1) As retrospectively restated for the 50,730:1 forward split completed effective March 9, 2015

The accompanying notes are an integral part of these condensed unaudited financial statements.

ORIGINAL SOURCE MUSIC, INC.

CONDENSED UNAUDITED STATEMENTS OF CASH FLOWS

	Six Months		Six Months
	Ended		Ended
	June 30, 2015		June 30, 2014

Operating Activities:
Net Income (Loss)	$ (14,229)		$ 242
Adjustments to reconcile net Income (Loss) to net cash used in operating activities:
Amortization of debt discount	5,395		-
Movement in operating assets and liabilities:
Accrued expenses	(3,000)		-
Net Cash (Used in) Provided by Operating Activities	(11,834)		242

Investing Activities:
	-		-
Net Cash Used in Investing Activities	-		-

Financing Activities:		?
Advances under convertible notes payable
-related party	12,000		-
Net Cash Provided by Financing Activities	12,000	?	-

Net Change in Cash	166		242

Cash - Beginning of Period	205		438

Cash - End of Period	$ 371		$ 680

Supplemental cash flow information:
Cash paid for:
Interest	$ -		$ -
Taxes	$ -		$ -

Non-Cash Activities	$ -		$ -

The accompanying notes are an integral part of these condensed unaudited financial statements.

ORIGINAL SOURCE MUSIC, INC.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2015 AND 2014

NOTE 1: ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Original Source Music, Inc. (“the Company”, “we”, “us” or “our’) was incorporated in the State of Nevada on August 20, 2009 ("Inception"). The Company licenses songs to the television and music industry for use in television shows or movies. The Company has had limited activity and revenue to date.

Basis of Preparation of Financial Statements

The accompanying financial statements of Original Source Music, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion the financial statements include all adjustments (consisting of normal recurring accruals) necessary in order to make the financial statements not misleading. Operating results for the three and six months ended June 30, 2015 are not necessarily indicative of the final results that may be expected for the year ended December 31, 2015.  For more complete financial information, these unaudited financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2014 included elsewhere in this registration statement.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires that management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Due to uncertainties inherent in the estimation process, it is possible that these estimates could be materially revised within the next year.

Development Stage Company

The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification and among the additional disclosures required as a development stage company are that its financial statements were identified as those of a development stage company, and that the statements of operations, stockholders’ deficit and cash flows disclosed activity since the date of its Inception (August 20, 2009) as a development stage company Although the Company has recognized nominal amounts of revenue, it is still devoting substantially all of its efforts on establishing the business.  All losses accumulated since Inception (August 20, 2009) have been considered as part of the Company’s development stage activities.  Effective June 10, 2014 FASB changed its regulations with respect to Development Stage Entities and these additional disclosures are no longer required for annual reporting periods beginning after December 15, 2014 with the option for entities to early adopt these new provisions. Consequently these additional disclosures are no longer included in these financial statements.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At June 30, 2015 the Company had no balance of accounts receivable.

Fair Value of Financial Instruments

FASB ASC 820-10 “Fair Value Measurements and Disclosures” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This ASC also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are described below:

Level 1

Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2

Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable data by correlation or other means.

Level 3

Inputs that are both significant to the fair value measurement and unobservable.

The carrying value of cash and accounts payable related party approximates their fair value due to their short-term maturity.

Property and equipment

Property and equipment are recorded at cost and depreciated under accelerated and straight line methods over each item's estimated useful life. At June 30, 2015 and December 31, 2014 the Company had no balance of property and equipment.

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company had no known material tax assets or liabilities as of June 30, 2015 or December 31, 2014.

Revenue recognition

The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured

Products and services, geographic areas and major customers

The Company derives revenue from the licensing of songs to the television and music industry. All fee revenues each year were domestic and to external customers.

Advertising costs

Advertising costs are expenses as incurred. The Company incurred no advertising costs during the three and six months ended June 30, 2015 or 2014.

Stock-based compensation

The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

The Company did not have a stock compensation plan in operation during the three and six months ended June 30, 2015 or 2014.

Basic and Diluted Earnings (Loss) Per Share

The Company computes earnings (loss) per share in accordance with ASC 260-10-45 “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of outstanding common shares during the period.  Diluted earnings (loss) per share gives effect to all dilutive potential common shares outstanding during the period.  Dilutive earnings (loss) per share excludes all potential common shares if their effect is anti-dilutive.  During the three and six months ended June 30, 2015, the Company had certain potentially dilutive convertible notes payable related party issued and outstanding.  However, the shares potentially issuable under these notes have been excluded from the calculation of loss per share as the inclusion of such shares would have been anti-dilutive as the Company recognized a loss during the three and six months ended June 30, 2015. No potentially debt or equity instruments were issued and outstanding during the three and six months ended June 30, 2014.

Recent Accounting Pronouncements

We have reviewed all the recently issued, but not yet effective, accounting pronouncements and we do not believe any of these pronouncements will have a material impact on the Company.

NOTE 2: GOING CONCERN

The unaudited financial statements for the three and six months ended June 30, 2015 have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has suffered a loss from operations and has negative cash flows from operations, and in all likelihood will be required to make significant future expenditures in connection with marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions or related parties. By doing so, the Company hopes to generate sufficient capital to execute its business plan of licensing songs to the television and music industry for use in television shows or movies on an ongoing basis. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 3: LOAN PAYABLE - RELATED PARTY

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by shareholders.  Amounts represent advances or amounts paid in satisfaction of liabilities. The advances are considered temporary in nature and have not been formalized by a promissory note.

The $952 loan balance at December 31, 2013 was forgiven in the year ended December 31, 2014. This amount was recorded as contributions to capital and recognized in additional paid in capital.

NOTE 4: CONVERTIBLE NOTES PAYABLE –RELATED PARTY

	June 30, 2015	December 31, 2014
Convertible Note A
Principal	$ 3,255	$ 3,255
Debt discount	$ (1,860)	$ (3,255)

Convertible Note B
Principal	$ 6,000	$ -
Debt discount	$ (3,500)	$ -

Convertible Note C
Principal	$ 6,000	$ -
Debt discount	$ (4,500)	$ -

Total convertible notes payable - related party, net of debt discount	$ 5,395	$ -

Convertible Note A:

On December 31, 2014 a related party loaned the Company $3,255. The note is interest free until June 30, 2015 after which time it’ll bear interest at 6%. The note is convertible at the option of the holder into shares of Original Source Music, Inc. common stock.  The number of issuable shares is equal to dividing the balance of the note by double the par value (currently $0.001). The note has a balance of $3,255 as of June 30, 2015 and matures on February 28, 2016. The Company assessed the embedded conversion feature and determined that the fair value of the underlying common stock at inception exceeded the conversion price of this note and accordingly recorded at beneficial conversion feature (capped at proceeds received) of $3,255. Such beneficial conversion feature is accounted for as a debt discount which is amortized to interest expense, using the straight line interest rate method, over the life of the note.

Convertible Note B:

On January 21, 2015 a related party loaned the Company $6,000. The note is interest free until June 30, 2015 after which time it bears interest at 6%. The note is convertible at the option of the holder into shares of original Source Music, Inc. common stock.  The number of issuable shares is equal to dividing the balance of the note by double the par value (currently $0.001). The note has a balance of $6,000 as of June 30, 2015 and matures on January 30, 2016.  The Company assessed the embedded conversion feature and determined that the fair value of the underlying common stock at inception exceeded the conversion price of this note and accordingly recorded a beneficial conversion feature (capped at proceeds received) of $6,000.  Such beneficial conversion feature is accounted for as a debt discount which is amortized to interest expense, using the straight line interest rate method, over the life of the note.

Convertible Note C:

On March 30, 2015 a related party loaned the Company $6,000. The note is interest free until August 31, 2015 after which time it bears interest at 6%. The note is convertible at the option of the holder into shares of original Source Music, Inc. common stock.  The number of issuable shares is equal to dividing the balance of the note by double the par value (currently $0.001). The note has a balance of $6,000 as of June 30, 2015 and matures on March 30, 2016.  The Company assessed the embedded conversion feature and determined that the fair value of the underlying common stock at inception exceeded the conversion price of this note and accordingly recorded a beneficial conversion feature (capped at proceeds received) of $6,000.  Such beneficial conversion feature is accounted for as a debt discount which is amortized to interest expense, using the straight line interest rate method, over the life of the note.

NOTE 5: INCOME TAXES

As of June 30, 2015 the Company had net operating loss carry forwards of $23,781 that may be available to reduce future years’ taxable income through 2035. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax consists of the following:

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Federal income tax benefit attributable to:
Current Operations	$ (517)	$ 61	$ (4,838)	$ 82
Less: valuation allowance / (offset by brought forward tax losses)	517	(61)	4,838	(82)
Net provision for Federal income taxes	$ -	$ -	$ -	$ -

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:
	June 30, 2015	December 31, 2014
Deferred tax asset attributable to:
Net operating loss carryover	$ 8,086	$ 3,248
Less: valuation allowance	(8,086)	(3,248)
Net deferred tax asset	$ -	$ -

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of approximately $23,781 for Federal income tax reporting purposes are subject to annual limitations should a change in ownership occur.

NOTE 6: COMMITMENTS AND CONTINGENCIES

Contractual

The Company did not enter into any contractual obligations during the three and six months ended June 30, 2015 or 2014.

Litigation

We were not subject to any legal proceedings during the three and six month periods ended June 30, 2015 and 2014 and no legal proceedings are currently pending or threatened to the best of our knowledge.

NOTE 7: STOCKHOLDERS' DEFICIT

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.001 per share.

No shares of preferred stock were issued and outstanding during the three and six months ended June 30, 2015 or 2014.

Common Stock

The Company is authorized to issue 45,000,000 shares of common stock with a par value of $0.001 per share.

On March 9, 2015, the Company approved a 50,730 for 1 forward split and all share numbers disclosed in these financial statements have been retrospectively restated for this forward split.

100 shares of common stock (5,073,000 as restated for the forward split) were issued August 21, 2009.

No shares of common stock were issued during the three and six months ended June 30, 2015 or 2014.

As of June 30, 2015 there were 5,073,000 shares of common stock issued and outstanding.

NOTE 8: SUBSEQUENT EVENTS

In accordance with ASC 855-10, "Subsequent Events" the Company has analyzed its operations subsequent to June 30, 2015 to the date these financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than as disclosed above.

ITEM 1. INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws of Original Source Music, Inc.
3.3	Specimen of Stock Certificate

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ORIGINAL SOURCE MUSIC, INC.

By: /s/ Lecia L. Walker___________

Lecia L. Walker, President,

Chief Executive Officer

Date: September __, 2015